Exhibit 16.1

Baker Tilly US, LLP
8219 Leesburg Pike, Ste 800
Tysons, VA 22182-2625

T: +1 (703) 923 8300
F: +1 (703) 923 8330

bakertilly.com

September 20, 2021

Securities and Exchange Commission:

100 F Street, NE

Washington, DC 20549

Securities and Exchange Commission:

We have read the statements made by Presidential Realty Corporation (copy enclosed), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Presidential Realty Corporation dated September 20, 2021. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s/ Baker Tilly US, LLP

Baker Tilly US, LLP

Enclosure

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2020 Baker Tilly US, LLP